Rule 10f-3 Transactions*
November 1, 2013 through October 31, 2014
Reported Transactions


1.  The following 10f-3 transaction was effected for the
HSBC Opportunity Portfolio
Issuer/Security:  Nord Anglia Education,Inc.
Date of Purchase:  3/26/2014
Date Offering Commenced:  N/A
Name of Broker/Dealer from Whom Purchased:  J.P.Morgan
Securities,Inc.
Name of Affiliated Dealer in Syndicate:  N/A
Members of the Syndicate:  N/A
Aggregate Principal Amount of Purchase:  $5.6 million
Aggregate Principal Amount of Offering:  $304 million
Purchase Price:  $16.000
Commission/ Spread/ Profit: $0.5760/share

2.  The following 10f-3 transaction was effected for the
HSBC Growth Portfolio
Issuer/Security:  Alibaba(Baba)(ADR)
Date of Purchase:  9/18/14
Date Offering Commenced:  9/19/14
Name of Broker/Dealer from Whom Purchased:  Morgan Stanley
Name of Affiliated Dealer in Syndicate:  HSBC
Members of the Syndicate:  Credit Suisse,Deutsche bank,
Goldman Sachs,J.P.Morgan,Morgan Stanley,
Citi,BOCI,CICC,CLSA,DBS Bank,HSBC,Mizuho,Pacific Crest,
Stifel,Wells Fargo,BNP Paribas,Evercore,
Raymond James,Sun Trust Robinson Humphrey
Aggregate Principal Amount of Purchase:  $299.2 million
Aggregate Principal Amount of Offering:  $21.77 Billion
Purchase Price:  $68.00
Commission/ Spread/ Profit: $0.408/share



Rule 10f-3 Transactions*
November 1, 2013 through October 31, 2014 Reported
Transactions.